Exhibit 10.88

Russ Berrie and Company, Inc.

111 Bauer Drive, Oakland, NJ 07436

(201) 337-9000   (800) 631-8465

December 30, 2004

Mr. Ricky Chan

45 Great Hills Terrace

Short Hills, NJ  07078

Dear Ricky:

This letter serves to confirm the severance arrangement between Russ Berrie and Company, Inc. (the “Company”) and you.  In recognition and appreciation of your service and contribution to the Company, the severance package consists of the following:

1.              Final Paycheck.  You will be paid your final paycheck in the usual manner.  Your last day of work will be December 30, 2004 and you will be paid through December 31, 2004

2.              Severance Payments.  The Company will pay you severance for a period of 12 months pursuant to the Company’s Severance Policy for Domestic Vice Presidents (and Above).  Severance will be paid at the salary rate (base pay not including bonuses or commissions) in effect on the termination date.  The severance will be paid over the course of the severance period in accordance with the Company’s normal pay schedule (not in a lump sum).  The severance pay will continue even if you secure other employment during the severance payment period (but subject to the terms of the Release Agreement referenced below).  As a condition to receiving the severance package, you must sign and deliver to the Company the Company’s form of Release Agreement (a copy of which is attached hereto).

3.              Benefit Continuation.  If you presently have medical (or medical and dental) coverage, are entitled to remain on the Company’s medical and dental insurance plans for a period of 12 months.  This coverage is paid entirely by the Company.  In other words, the Company will pay your premium for the medical and dental coverage in which you were enrolled on the date of your termination of employment.  The benefit continuation will continue even if you secure other employment during the period of benefit continuation (but subject to the terms of the Release Agreement).  Our records indicate that you are currently enrolled in family medical and family dental coverage.  As a condition to receiving the new benefit continuation coverage, you must sign and deliver to the Company the Company’s form of Release Agreement (as stated above in paragraph 2 above).

4.              COBRA.  After the expiration of the benefit continuation coverage described in paragraph 3 above, you will be entitled to continue your benefits, at your

expense, pursuant to the provisions of COBRA.   You will receive more information (including the cost) about COBRA directly from the Company’s COBRA administrator (PayFlex Systems USA, Inc).

5.              2004 Vacation.  You will be paid for all 2004 accrued and unused vacation time (and carry-over vacation time).  You will also be paid for 2004 vacation time that has not yet accrued but will accrue by the end of this year. Our records indicate that you have (and will accrue) a total of 15 vacation days.  Your vacation pay will be included in your final paycheck and the amount paid for vacation days is listed on your pay stub.

6.              401(k) Plan.  If you are a participant in the Company’s 401(k) Plan, you will receive a letter explaining the various alternatives regarding the monies you have in your account.  Our records indicate that you participate in the 401(k) Plan.

7.              Executive Deferred Compensation Plan.  Our records indicate that you have monies in the Executive Deferred Compensation Plan.  The options you have with regard to monies in that plan depend upon, among other things, the options you previously elected.  Information regarding these options will be sent to you under separate cover.

8.              Stock Options and Restricted Stock.  Our records indicate that you currently have no stock options, either vested or unvested.  Our records further indicate that you currently have 6,023 shares of restricted stock, none of which are vested (you previously sold all of your vested shares).   Under the terms of the Company’s 1999 stock option and restricted stock plan, pursuant to which your restricted shares were issued, any non-vested restricted stock is immediately forfeited upon termination of employment.  Please be reminded that as a former officer of the Company, you possess material information about the Company and its securities.  Please also be reminded that federal and state securities laws prohibit the purchase or sale of securities while in possession of material, non-public information.  As you know, the Company has imposed a “blackout”, which is currently in effect, upon all of its officers, among others, due to the existence of material, non-public information.   Until the date of your termination of employment, you were an as an executive officer of the Company and were subject to the Company’s “blackout” periods.  As a former executive officer of the Company who is in possession of material, non-public information, you remain subject to the requirements of federal and state securities laws described above.

9.              Company Automobile.    For a period of 12 months following your termination date, you are entitled to receive a monthly car allowance of $1,100.  This allowance will be included in severance paychecks.

10.       Severance Bonus.   In appreciation of your many years of dedicated service and in recognition of the significant role you played in the Company, the Company will pay you an additional $55,000 as a severance bonus.  This bonus will be paid to you in your final paycheck.

11.       Life and Accident Insurance Coverage.  Prior to your termination date, the Company paid for life and accident insurance for you.  Enclosed please find a letter explaining your options (and the cost) with respect to converting this coverage to personal policies.

12.       Life Insurance Policy.  The Company shall provide your designated beneficiary with a life insurance benefit in the amount of One Million Dollars ($1,000,000) if you die before age 80.

13.       Company Property.   On your date of termination you are required to return all Company property and documents (including, without limitation, your Company cell phone(s) and Company laptop computer).

14.       Unemployment Benefits.  You may be entitled to file for unemployment compensation providing that you meet your State’s criteria.  You should file for benefits immediately.

This severance arrangement supercedes all other severance, termination and all other provisions contained in any other Company policies relating thereto (including, without limitation, the Company’s Severance Policy for Domestic Vice Presidents (and above)) and in any agreements between the Company and you (including, without limitation, the employment agreement between the Company and you, the stock option agreements and restricted stock agreements between the Company and you, and the supplemental benefits agreement between the Company and you ).

Ricky, I wish you all the best in your future endeavors.

Very truly yours,

/s/ Andrew R. Gatto
Andrew R. Gatto
President and Chief Executive Officer

cc:  E. Goldenberg